Exhibit 23.1



                        CONSENT OF INDEPENDENT AUDITORS


To the Board of Directors
Landis Savings Bank, SSB
Landis, North Carolina


We consent to the use in (i) the Registration Statement of BOC Financial Corp. on Form SB-2, (ii) the Application to Convert filed by Landis Savings Bank, SSB (the "Bank") with the Administrator, Savings Institutions Division under the relevant provisions of Chapter 54C of the North Carolina General Statutes, and
(iii) the Notice of Intent to Convert to Stock Form, filed by the Bank with the Federal Deposit Insurance Corporation, of our report dated October 23, 1997 on the financial statements of Landis Savings Bank, SSB as of and for the years ended December 31, 1996 and 1995, and to the reference to our firm under the heading "Experts" in the Registration Statement.





                                             Dixon Odom PLLC

Southern Pines, North Carolina
December 10, 1997